Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:

November 15, 2007	Richard E. Leone
Manager – Investor Relations
rleone@rtiintl.com
330-544-7622

RTI INTERNATIONAL METALS NAMES SENIOR VICE PRESIDENT OF

STRATEGIC PLANNING & FINANCE
Niles, Ohio – RTI International Metals, Inc., (NYSE: RTI) announced that William F. Strome will join the executive management team, as Senior Vice President – Strategic Planning and Finance, effective November 19, 2007. Mr. Strome, 52, will be responsible for strategic planning and business development, treasury, and investor relations. In this newly created position, Mr. Strome will be reporting to the Company’s Vice Chairman and Chief Executive Officer, Dawne S. Hickton.
Mr. Strome joins RTI from Laurel Mountain Partners, L.L.C., a private equity firm, where he served as a Principal focusing on development projects. Prior to joining Laurel in 2006, Mr. Strome was with the investment banking firm of Friedman, Billings, Ramsey & Co., Inc., (FBR), where he served as Senior Managing Director & Group Head – Investment Banking, and was responsible for building, growing, and managing a diversified industrials investment banking practice. Before joining FBR, he was with PNC Financial Services Group, Inc., from 1981 to 2001, serving as Managing Director – Capital Markets and managed the firm’s corporate finance advisory activities and its mergers and acquisitions services. Mr. Strome holds a B.S. from Northwestern University and an M.B.A from the University of Pittsburgh, as well as a J.D. degree from that institution’s School of Law.
“As we continue to grow and enhance long-term value for our shareholders, we will be devoting more resources to strategic planning to further our goal of becoming the supplier of choice to our customers. Bill adds considerable depth to RTI’s strategic planning and financial functions and will assist in managing our continuing long-term investments and growth,” said Dawne Hickton. “His breadth of experience, high performance throughout his career and keen insights will be tremendous assets to RTI.”
RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed
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parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, ultimate titanium content per copy and actual aircraft build rates for the 787 program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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